Exhibit 23.4

December 10, 2019

The Board of Directors of
Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, TX 77046

Members of the Board of Directors:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our Procedures and Methods Review Letter dated February 14, 2019, regarding the Anadarko Petroleum Corporation Proved Reserves and Future Net Cash Flows as of December 31, 2018, and to the reference to our firm under the heading “Experts” in the Registration Statement.

Miller and Lents, Ltd. has no financial interest in Anadarko Petroleum Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such letter.  Miller  and  Lents,  Ltd.  also  has  no  director,  officer,  or  employee  employed  or otherwise connected with Anadarko Petroleum Corporation. We are not employed by Anadarko Petroleum Corporation on a contingent basis.

Very truly yours,

Texas Registered Engineering Firm No. F-1442

By	/s/ Robert J. Oberst
Robert J. Oberst, P.E.
Chairman